UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                                   FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                        Commission File Number      0-20416

                           EAGLE INDUSTRIES, INC.
           (Exact name of registrant as specified in its charter)

    TWO NORTH RIVERSIDE PLAZA, CHICAGO, ILLINOIS  60606   (312) 906-8700
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   SENIOR DEFERRED COUPON NOTES DUE 2003
          (Title of each class of securities covered by this Form)

                                    NONE
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)                  Rule 12h-3(b)(1)(i)
          Rule 12g-4(a)(1)(ii)                 Rule 12h-3(b)(1)(ii)
          Rule 12g-4(a)(2)(i)                  Rule 12h-3(b)(2)(i)
          Rule 12g-4(a)(2)(ii)                 Rule 12h-3(b)(2)(ii)
                                               Rule 15d-6     X

Approximate number of holders of record as of the certification or notice
date:     15

Pursuant to the requirements of the Securities Exchange Act of 1934, Eagle Industries, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  February 2 , 1996                     By:  /s/  Sam A. Cottone
                                                  -------------------

                                                  Sam A. Cottone
                                                  Senior Vice President and
                                                  Chief Financial Officer